Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                                Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3350


            WERNER ENTERPRISES REPORTS IMPROVED THIRD QUARTER
                       2010 REVENUES AND EARNINGS

Omaha, Nebraska, October 18, 2010:
---------------------------------

      Werner  Enterprises, Inc.  (NASDAQ:  WERN), one  of  the  nation's
largest   transportation  and  logistics  companies,  reported  improved revenues and earnings for the third quarter ended September 30, 2010.

      Summarized financial results for third quarter 2010 compared to third quarter 2009 are as follows (dollars in thousands, except per share data):


                                              Quarter       Quarter
                                               Ended         Ended       %
                                              9/30/10       9/30/09    Change
					     --------------------------------
Total revenues                               $463,262      $429,273      8%
Trucking revenues, net of fuel surcharge     $329,200      $319,291      3%
Value Added Services ("VAS") revenues         $64,683       $57,685     12%
Operating income                              $40,145       $32,805     22%
Net income                                    $24,158       $18,992     27%
Earnings per diluted share                      $0.33         $0.26     26%


      Freight market trends continued to be good in third quarter 2010 and were better than those in third quarter 2009; however, they were not as strong as second quarter 2010. Freight trends thus far in October have softened from the third quarter 2010, although we believe the larger shippers in our network may be shifting freight shipment volumes to large carriers in an effort to secure capacity going into 2011. The softening seems to be driven more by smaller company shippers being more cautious with their inventory and overall volume projections.

     Our average revenues per total mile increased 4.2% in third quarter 2010 compared to third quarter 2009 due to rising contractual pricing, higher spot market rates and fewer empty miles. We believe that capacity is not being added in the truckload industry because of challenges such as tightened equipment financing standards, levered balance sheets, increased government regulations, and other factors.

     We remain committed to maintaining our total truck count flat at approximately 7,300 trucks. Our primary objectives are to expand our margins and improve our returns on assets, equity and capital, while staying true to our expanded portfolio of services for our customers.

     We continue to diversify our business model with the goal of a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and Expedited fleets), Dedicated and Logistics (VAS). The specialized services unit, primarily Dedicated, ended the quarter with 3,600 trucks (or 49% of our total fleet).

     Diesel fuel prices were 31 cents per gallon higher in third quarter 2010 than in third quarter 2009, and were five cents per gallon lower than in second quarter 2010. For the first 18 days of October 2010, the average diesel fuel price per gallon was 43 cents higher than the average diesel fuel price per gallon in the same period of 2009 and 32 cents higher than in fourth quarter 2009.

      The driver recruiting and retention market became more competitive in second quarter 2010, and that trend continued in third quarter 2010. Generally, higher national unemployment rates aid our recruiting and retention efforts. We believe, however, that an improved freight market, extended unemployment benefit payment programs and anticipated trucking industry safety regulations are tightening driver supply. During third quarter 2010, we implemented proactive measures that successfully improved our driver recruitment and retention despite the competitive driver market. While we are not immune to changes in the driver market, we continue to believe our position in the current market is better than that of many competitors because over 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable these drivers to get home more frequently.

     The entire Werner team remains focused on and committed to improving our safety record. Our current quarter results validate that team commitment. Insurance and claims costs per mile declined 19% to
7.3 cents in third quarter 2010 compared to 9.0 cents in third quarter 2009. We experienced a significantly lower severity of claims and a slightly lower frequency of claims in third quarter 2010 compared to third quarter 2009. We remain committed to our focus on safety and to reducing our insurance and claims costs.

      Gains on sales of assets were $1.4 million in third quarter 2010 compared to $0.9 million in third quarter 2009 and $0.5 million in second quarter 2010. The market for the sale of used trucks and trailers began to improve in third quarter 2010 compared to second quarter 2010, and we realized higher average gains per truck and trailer sold. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

      We have begun buying new trucks with 2010-standard engines to replace older trucks we sell or trade. We remain committed to the ongoing investment required to maintain a best-in-class fleet while focusing on the lowest operating cost model for our customers. As a result, we expect our net capital expenditures for 2010 to be in the range of $110.0 million to $130.0 million, an increase from our prior range of $90.0 million to $120.0 million.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop the non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


                                            Quarter Ended         Quarter Ended
Value Added Services (amounts in 000's)        9/30/10               9/30/09
---------------------------------------   -----------------     -----------------
Revenues                                   $64,683   100.0%      $57,685   100.0%
Rent and purchased transportation
  expense				    55,032    85.1        47,840    82.9
                                          --------              --------
Gross margin   	                             9,651    14.9         9,845    17.1
Other operating expenses                     6,838    10.6         6,040    10.5
                                          --------              --------
Operating income                            $2,813     4.3        $3,805     6.6
                                          ========              ========

                                          Nine Months Ended     Nine Months Ended
                                               9/30/10              9/30/09
                                          -----------------     -----------------
Revenues                                  $191,149   100.0%     $155,627   100.0%
Rent and purchased transportation
 expense                                   163,014    85.3       129,119    83.0
                                          --------              --------
Gross margin                                28,135    14.7        26,508    17.0
Other operating expenses                    19,892    10.4        18,179    11.7
                                          --------              --------
Operating income                            $8,243     4.3        $8,329     5.3
                                          ========              ========


     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.

                                  Quarter    Quarter
                                   Ended      Ended
                                  9/30/10    9/30/09    Difference   % Change
                                  -------    -------    ----------   --------
Total VAS shipments                63,709     64,679          (970)     (1)%
Less: Non-committed shipments
  to Truckload segment            (20,436)   (25,290)        4,854     (19)%
                                  -------    -------    ----------
Net VAS shipments                  43,273     39,389         3,884       10%
                                  =======    =======    ==========
Average revenue per shipment       $1,372     $1,325           $47        4%
                                  =======    =======    ==========


      In third quarter 2010, VAS revenues increased 12%, gross margin dollars decreased 2% and operating income dollars decreased 26% compared to third quarter 2009. Brokerage revenues in third quarter 2010 increased 16% compared to third quarter 2009 due to an increased volume of shipments and higher average revenue per shipment. Brokerage gross margin dollars grew at a lower percentage rate, and the gross margin percentage decreased 130 basis points due to the higher cost of carrier capacity compared to third quarter 2009; however, the Brokerage gross margin percentage improved sequentially from second quarter 2010 to third quarter 2010 by 70 basis points. Brokerage operating income dollars in third quarter 2010 increased 2% compared to third quarter 2009 due to the lower gross margin percentage. Intermodal revenues, gross margin percentage, and operating results improved. Werner Global Logistics revenues increased during third quarter 2010 compared to third quarter 2009 while the gross margin percentage and operating results decreased significantly due to a decrease in the number of higher margin shipments related to several international projects that ended during the latter part of second quarter 2010. Compared to second quarter 2010, Werner Global Logistics revenues, gross margin percentage and operating results showed improvement.

      Comparisons of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS segment for third quarters 2010 and 2009 and year-to-date 2010 and 2009 are shown below.


                                        Quarter     Quarter
                                         Ended       Ended
Operating Ratios                        9/30/10     9/30/09   Difference
----------------                        -------     -------   ----------
Truckload Transportation Services        88.8%       90.5%       (1.7)%
Value Added Services                     95.7        93.4         2.3

                                         Nine        Nine
                                        Months      Months
                                         Ended       Ended
                                        9/30/10     9/30/09   Difference
                                        -------     -------   ----------
Truckload Transportation Services        91.3%       93.8%       (2.5)%
Value Added Services                     95.7        94.7         1.0


       Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for third quarter 2010 and third quarter 2009 are 90.6% and 91.8%, respectively, and for year-to-date 2010 and 2009 are 92.7% and 94.5%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

       Our  financial position remains strong.  We ended  third  quarter
2010 with no debt and $94.8 million of cash. Stockholder's equity is $763.3 million. Net capital expenditures for the nine months ended September 30, 2010 were $83.1 million.


                                            INCOME STATEMENT DATA
                                                 (Unaudited)
                                   (In thousands, except per share amounts)

                                Quarter      % of         Quarter        % of
                                 Ended    Operating        Ended      Operating
                                9/30/10    Revenues       9/30/09      Revenues
                               --------   ---------      --------     ---------
Operating revenues             $463,262       100.0      $429,273         100.0
                               --------   ---------      --------     ---------
Operating expenses:
   Salaries, wages and
     benefits			134,255        29.0       130,885          30.5
   Fuel                          75,986        16.4        66,001          15.4
   Supplies and maintenance      40,730         8.8        34,403           8.0
   Taxes and licenses            23,197         5.0        23,665           5.5
   Insurance and claims          15,998         3.4        20,016           4.7
   Depreciation                  37,092         8.0        37,708           8.8
   Rent and purchased
     transportation		 91,795        19.8        79,948          18.6
   Communications and
     utilities   		  4,013         0.9         3,841           0.9
   Other                             51         0.0             1           0.0
                               --------   ---------      --------     ---------
      Total operating
        expenses 		423,117        91.3       396,468          92.4
                               --------   ---------      --------     ---------
Operating income                 40,145         8.7        32,805           7.6
                               --------   ---------      --------     ---------

Other expense (income):
   Interest expense                   5         0.0             3           0.0
   Interest income                 (432)       (0.1)         (418)         (0.1)
   Other                            (84)       (0.0)         (100)          0.0
                               --------   ---------      --------     ---------
      Total other expense
        (income)                   (511)       (0.1)         (515)         (0.1)
                               --------   ---------      --------     ---------

Income before income taxes       40,656         8.8        33,320           7.7
Income taxes                     16,498         3.6        14,328           3.3
                               --------   ---------      --------     ---------
Net income                      $24,158         5.2       $18,992           4.4
			       ========   =========      ========     =========

Diluted shares outstanding       72,922                    72,110
			       ========                  ========
Diluted earnings per share         $.33                      $.26
			       ========                  ========


                                               OPERATING STATISTICS
                                   Quarter Ended                    Quarter Ended
                                      9/30/10         % Change         9/30/09
                                   -------------     ----------     -------------
Trucking revenues, net of
  fuel surcharge (1)		        $329,200           3.1%          $319,291
Trucking fuel surcharge
  revenues (1) 			          63,271          27.9%            49,477
Non-trucking revenues,
  including VAS (1)  		          67,593          15.5%            58,499
Other operating revenues (1)               3,198          59.4%             2,006
                                   -------------                    -------------
     Operating revenues (1)             $463,262           7.9%          $429,273
                                   =============                    =============

Average monthly miles per
  tractor				  10,085          -1.0%            10,184
Average revenues per total
  mile (2)				  $1.500           4.2%            $1.440
Average revenues per loaded
  mile (2)				  $1.690           3.2%            $1.637
Average percentage of empty
  miles					   11.29%         -6.0%             12.01%
Average trip length in
  miles (loaded)			     432          -6.7%               463
Total miles (loaded and
  empty) (1)			 	 219,527          -1.0%           221,675
Average tractors in service                7,256           0.0%             7,256
Average revenues per
  tractor per week (2)			  $3,490           3.1%            $3,385
Capital expenditures, net (1)            $30,782                          $50,004
Cash flow from operations (1)            $43,831                          $68,956
Return on assets
  (annualized)				     7.8%                             6.0%
Total tractors (at quarter
  end)
     Company                               6,660                            6,635
     Owner-operator                          690                              690
                                   -------------                    -------------
          Total tractors                   7,350                            7,325

Total trailers (truck and
  intermodal, quarter end)		  24,060                           24,310


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                           INCOME STATEMENT DATA
                                                (Unaudited)
                                   (In thousands, except per share amounts)

                              Nine Months     % of       Nine Months     % of
                                 Ended      Operating       Ended      Operating
                                9/30/10     Revenues       9/30/09     Revenues
                              -----------   ---------    -----------   ---------
Operating revenues             $1,351,806       100.0     $1,226,832       100.0
                              -----------   ---------    -----------   ---------
Operating expenses:
   Salaries, wages and
     benefits			  396,892        29.4        393,456        32.1
   Fuel                           228,319        16.9        174,777        14.2
   Supplies and maintenance       117,418         8.7        105,627         8.6
   Taxes and licenses              70,214         5.2         72,022         5.9
   Insurance and claims            51,705         3.8         64,272         5.2
   Depreciation                   112,848         8.3        117,016         9.5
   Rent and purchased
     transportation		  268,361        19.9        220,276        18.0
   Communications and
     utilities			   11,256         0.8         12,232         1.0
   Other                              838         0.1          1,083         0.1
                              -----------   ---------    -----------   ---------
      Total operating
        expenses		1,257,851        93.1      1,160,761        94.6
                              -----------   ---------    -----------   ---------
Operating income                   93,955         6.9         66,071         5.4
                              -----------   ---------    -----------   ---------

Other expense (income):
   Interest expense                    17         0.0             82         0.0
   Interest income                 (1,124)       (0.1)        (1,344)       (0.1)
   Other                             (128)       (0.0)          (352)       (0.0)
                              -----------   ---------    -----------   ---------
      Total other expense
        (income) 		   (1,235)       (0.1)        (1,614)       (0.1)
                              -----------   ---------    -----------   ---------

Income before income taxes         95,190         7.0         67,685         5.5
Income taxes                       39,266         2.9         29,105         2.4
                              -----------   ---------    -----------   ---------
Net income                        $55,924         4.1        $38,580         3.1
			      ===========   =========    ===========   =========

Diluted shares outstanding         72,747                     72,027
			      ===========		 ===========
Diluted earnings per share           $.77                       $.54
			      ===========		 ===========


                                             OPERATING STATISTICS
                                    Nine Months                  Nine Months
                                   Ended 9/30/10    % Change    Ended 9/30/09
                                   -------------    --------    -------------
Trucking revenues, net of
  fuel surcharge (1)		        $959,386         2.4%        $937,333
Trucking fuel surcharge
  revenues (1)			         184,575        50.5%         122,636
Non-trucking revenues,
  including VAS (1)	                 197,623        24.6%         158,614
Other operating revenues (1)              10,222        23.9%           8,249
                                   -------------                -------------
     Operating revenues (1)           $1,351,806        10.2%      $1,226,832
                                   =============                =============


Average monthly miles per
  tractor				  10,026         1.6%           9,866
Average revenues per total
  mile (2)				  $1.469         2.1%          $1.439
Average revenues per loaded
  mile (2)				  $1.660         0.6%          $1.650
Average percentage of empty
  miles					   11.51%       -9.8%           12.76%
Average trip length in
  miles (loaded)			     446        -3.7%             463
Total miles (loaded and
  empty) (1)			         652,981         0.3%         651,257
Average tractors in service                7,237        -1.3%           7,334
Average revenues per
  tractor per week (2)		  	  $3,399         3.7%          $3,277
Capital expenditures, net (1)            $83,097                      $76,749
Cash flow from operations (1)           $155,247                     $169,306
Return on assets
  (annualized)				     6.1%                         4.1%
Total tractors (at quarter
  end)
     Company                               6,660                        6,635
     Owner-operator                          690                          690
                                   -------------                -------------
          Total tractors                   7,350                        7,325

Total trailers (truck and
  intermodal, quarter end)	          24,060                       24,310


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                   BALANCE SHEET DATA
                                          (In thousands, except share amounts)



                                            9/30/10                  12/31/09
                                          ----------                ----------
                                          (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                 $94,848                   $18,430
   Accounts receivable, trade, less
     allowance of $9,203 and $9,167,
     respectively			     201,485                   180,740
   Other receivables                           9,302                    10,366
   Inventories and supplies                   12,828                    12,725
   Prepaid taxes, licenses
     and permits		               6,412                    14,628
   Income taxes receivable                    14,726                     3,991
   Current deferred income taxes              24,701                    24,808
   Other current assets                       25,876                    18,816
                                          ----------                ----------
      Total current assets                   390,178                   284,504
                                          ----------                ----------

Property and equipment                     1,577,453                 1,580,711
Less - accumulated depreciation	             731,055                   708,809
                                          ----------                ----------
      Property and equipment, net            846,398                   871,902
                                          ----------                ----------

Other non-current assets                      11,737                    16,603
                                          ----------                ----------
                                          $1,248,313                $1,173,009
					  ==========                ==========


LIABILITIES AND STOCKHOLDERS'EQUITY


Current liabilities:
   Accounts payable                          $59,185                   $47,056
   Insurance and claims accruals              63,370                    65,667
   Accrued payroll                            23,288                    17,567
   Other current liabilities                  16,635                    16,451
                                          ----------                ----------
      Total current liabilities              162,478                   146,741
                                          ----------                ----------

Other long-term liabilities                    9,551                     8,760

Insurance and claims accruals,
  net of current portion		     117,750                   113,500

Deferred income taxes                        195,280                   199,358

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     72,627,998 and 71,896,512 shares
     outstanding, respectively		         805                       805
   Paid-in capital                            91,359                    92,389
   Retained earnings                         823,961                   778,890
   Accumulated other comprehensive
     loss 			              (4,071)                   (5,556)
   Treasury stock, at cost; 7,905,538
     and 8,637,024 shares,
     respectively                           (148,800)                 (161,878)
                                          ----------                ----------
      Total stockholders' equity             763,254                   704,650
                                          ----------                ----------
                                          $1,248,313                $1,173,009
					  ==========                ==========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier, and IATA Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.